Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Reports Second Quarter 2015 Results

(July 10, 2015) -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reported net income for the second quarter of 2015 of $1,596,000, a $144,000, or 8.3% decrease, from the $1,740,000 earned during the second quarter of 2014. Net income for the six months ended June 30, 2015, was $3,062,000, a $516,000, or 14.4% decrease, from the same period in 2014. Basic and diluted earnings per share for the second quarter of 2015 were $0.56 compared to $0.61 for the same period in 2014. Year-to-date earnings per share were $1.07 in 2015 compared to $1.25 in 2014.

The Corporation recorded $300,000 of expense related to the provision for loan losses for the six months ended June 30, 2015, compared to a credit provision of $300,000 for the six months ended June 30, 2014, representing a $600,000 swing in income between the two periods. The increase in provision expense was primarily due to one commercial loan charge-off recorded in the first quarter of 2015, as well as loan portfolio growth. The increase in charge-offs recorded in 2015 resulted in higher historical loss factors, which caused the higher required provision. The Corporation’s non-performing loans remain low at 0.19% of total loans as of June 30, 2015. Low levels of delinquent, non-performing, and classified loans, as well as minimal charge-offs over the past years resulted in the need to reduce the allowance for loan losses by recording a credit provision in the prior year. The allowance as a percentage of total loans was 1.50% as of June 30, 2015 compared to 1.55% as of June 30, 2014.

The Corporation’s core earnings or net interest income (NII) of $11,625,000 for the six months ended June 30, 2015, represents an increase of $362,000, or 3.2%, from the same period last year. The increase in NII was caused by a decrease in deposit costs of $282,000, an 18.0% reduction, and a decrease in borrowing costs of $187,000, a 21.5% reduction. The Corporation’s opportunities to decrease funding costs are limited to longer term deposits and borrowings, as most core deposit costs have already been reduced to minimal levels. Interest income for the six months ended June 30, 2015, was $13,590,000, a decrease of $107,000, or 0.8%, from the prior year. Loan interest income increased by $379,000, or 3.9%, while interest on securities and dividend income decreased $492,000, or 12.1%. Further improvements in interest income will be dependent on better yields on securities and loans.

The gain on the sale of securities increased by $18,000, or 3.1%, and decreased by $84,000, or 6.7%, for the three and six months ended June 30, 2015, compared to the same periods in 2014. The Corporation was able to generate $600,000 and $1,161,000 of net gains on the sale of securities for the three and six months ended June 30, 2015, compared to $582,000 and $1,245,000 for the same periods in 2014.

The gain on the sale of mortgages increased by $144,000, or 156.5%, and by $259,000, or 199.2%, for the three and six months ended June 30, 2015, compared to the same periods in 2014. The Corporation expanded its mortgage division in 2014 and has placed new emphasis on obtaining more of the mortgage market share and increasing mortgage gains resulting in higher income in 2015 compared to the prior year.

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ENB FINANCIAL CORP

Total operating expenses increased $398,000, or 6.9%, and $750,000, or 6.5%, for the three and six months ended June 30, 2015, compared to the same periods in 2014. Salary and benefit expenses, which make up the largest portion of operating expenses, increased $193,000, or 5.5%, and $465,000, or 6.7%, for the three and six months ended June 30, 2015, compared to the same periods in 2014. The salary and benefit costs are elevated primarily due to additional personnel as well as increased benefit costs driven by higher health insurance premiums.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the second quarter of 2015 were 0.74% and 6.85%, respectively, compared with 0.83% and 7.92% for the second quarter of 2014. For the six months ended June 30, 2015, the Corporation’s annualized ROA was 0.71%, compared to 0.87% in 2014, while the ROE was 6.61%, compared to 8.32% for the same period in 2014.

As of June 30, 2015, the Corporation had total assets of $869.7 million, up 2.3%; total stockholders’ equity of $92.7 million, up 3.5%; total deposits of $702.6 million, up 2.8%; and total loans of $484.8 million, up 8.2%, from the balances as of June 30, 2014.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from ten locations in northern Lancaster County and southeastern Lebanon County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	June 30,		%
Balance Sheet (EOP)	2015	2014	Change

Securities	$296,059	$307,797	-3.8%
Total loans	484,803	448,150	8.2%
Allowance for loan losses	7,249	6,968	4.0%
Total assets	869,688	850,462	2.3%
Deposits	702,550	683,701	2.8%
Total borrowings	72,024	74,560	-3.4%
Stockholders' equity	92,706	89,615	3.4%

	Six Months Ended June 30,		%
Income Statement	2015	2014	Change

Net interest income	$11,625	$11,263	3.2%
Provision (credit) for loan losses	300	(300)	-200.0%
Noninterest income	4,595	4,348	5.7%
Noninterest expense	12,337	11,587	6.5%
Income before taxes	3,583	4,324	-17.1%
Provision for income taxes	521	746	-30.2%
Net income	3,062	3,578	-14.4%

Earnings Ratios
Return on average assets (ROA)	0.71%	0.87%
Return on average stockholders' equity (ROE)	6.61%	8.32%
Net interest margin	3.11%	3.16%
Efficiency ratio	77.24%	75.66%

Per Share Data
Earnings per share	$1.07	$1.25
Dividends per share	$0.54	$0.53

(End)

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